Exhibit 99.1

     Service Corporation International Announces Execution of an Agreement
                 for The Joint Venture of Its French Operations

    HOUSTON, Jan. 19 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, announced today that it had signed an agreement with private equity firm Vestar Capital Partners for the joint venture of its funeral operations in France. The enterprise value of the French business is euro 300 million, of which euro 290 million will be paid in cash and euro 10 million will be paid pursuant to a note receivable. In conjunction with the proposed transaction, the Company will reinvest approximately euro 21 million for a 25% share of the total equity capital of the newly formed entity. After the reinvestment, transaction fees and other closing costs and adjustments, the Company expects to receive net cash proceeds at closing in the range of euro 240 to euro 260 million.

    The proposed transaction is contingent upon regulatory approvals, no material adverse changes in the Company's French business prior to closing and a number of other conditions. The Company expects the transaction to be completed in the first quarter of 2004.

    Lehman Brothers advised the Company on the transaction and solely arranged and underwrote the debt financing for the transaction.


    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors, which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the Company's ability to successfully consummate the proposed transaction described herein.

    For further information on these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's 2002 Annual Report on Form 10-K. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

    As of September 30, 2003, the Company and its affiliates operated 2,236 funeral service locations, 429 cemeteries and 190 crematoria in 8 countries. For more information about Service Corporation International, please visit our website at www.sci-corp.com.


     For additional information contact:


     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497


SOURCE  Service Corporation International
    -0-                             01/19/2004
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director-Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SRV)

CO:  Service Corporation International; Vestar Capital Partners; Lehman
     Brothers
ST:  Texas, France
IN:
SU:  JVN